Hallwood Energy Partners, L.P.
  4582 S. Ulster St. Pkwy  Suite 1700  Stanford Place III  P.O. Box 378111
                    Denver, Colorado 80237  (303) 850-7373




                                  May 20, 1999

Dear HEP Unitholder,

     Recently you received a Joint Proxy Statement/Prospectus and proxy card asking you to approve our consolidation into Hallwood Energy Corporation. The Board of Directors encourages you to vote for the consolidation.

     There may have been some confusion about how to complete the proxy cards if you received more than one card. If you own both Class A and Class C units, it is necessary to complete and mail a separate proxy card for each class of units. Enclosed with this letter is a proxy card for each class of Energy Partners units you own and have not yet voted.

     If you own both classes of units and have already voted one of the proxy cards you received in the original mailing, please vote the enclosed card to ensure that your vote for both classes of units is counted. If you have already voted via telephone or internet, please vote using the control number on the card enclosed. If there are two cards enclosed, please vote both of them. Your proxy bearing the later date will be the proxy counted as your vote.

     Please telephone our solicitation agent, The Herman Group, toll-free at 877-731-5210 for more information or assistance in completing the proxy cards.

                                                Sincerely,

                                                /s/ William L. Guzzetti
                                                --------------------------------
                                                William L. Guzzetti
                                                President of the General Partner